FORM 4            U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     [ ] Check this box if                                  OMB APPROVAL
         no longer subject                           --------------------------
         to Section 16. Form                         OMB Number  3235-0287
         4 or Form 5 obliga-                         Expires: September 30, 1998
         tions may continue.                         Estimated average burden
         See Instruction 1(b).                       hours per response ... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of
            1934, Section 17(a) of the Public Utility Holding Company Act
            of 1935 or Section 30(1) of the Investment Company Act of 1940
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     1. Name and Address of Reporting Person

          BERNARD M. RODIN
          GRAND COURT LIFESTYLES, INC.
          ONE EXECUTIVE DRIVE
          FORT LEE, NEW JERSEY 07024
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     2. Issuer Name and Ticker or Trading Symbol

          GRAND COURT LIFESTYLES, INC (GCLI)
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     3. IRS or Social Security Number of Reporting Person (Voluntary)


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     4. Statement for Month/Year

          JUNE, 1999
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     5. If Amendment, Date of Original (Month/Year)

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     6. Relationship of Reporting Person to Issuer (Check all applicable)

           X  Director                             X  10% Owner
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           X  Officer (give title below)              Other (specify below)
          ---                                     ---
                            President, Chief Operating Officer
                              and Chief Financial Officer
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     7. Individual or Joint/Group Filing (Check Applicable Line)

           X  Form filed by One Reporting Person
          ---
          ___ Form filed by More than One Reporting Person
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              TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                OR BENEFICIALLY OWNED

     1. Title of    2. Transaction      3. Transaction      4. Securities
        Security       Date                Code                Acquired (A) or
        (Instr.3)      (Month/Day/         (Instr.8)           Disposed of (D)
                       Year)                                   (Instr.3,4,and 5)
                                        ---------------     --------------------
                                          Code     V        Amount  (A)or  Price
                                                                    (D)
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     Common Stock
     par value $0.01
     per share         3/23/99              P     V        100 shares A    $6.75
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     Common Stock
     par value $0.01
     per share         3/24/99              P     V       100 shares A    $7.25
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     Common Stock
     par value $0.01
     per share         6/16/99              S         500,000 shares D    $3.00
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     Common Stock
     par value $0.01
     per share         6/25/99              S             200 shares D    $4.75
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     5. Amount of        6. Ownership        7. Nature of
        Securities          Form: Direct        Indirect
        Beneficially        (D) or In-          Beneficial
        Owned at End        direct (I)          Ownership
        of Month            (Instr.4)           (Instr.4)
        (Instr.3 and 4)
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                               D
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                               D
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                               D
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       6,826,970 shares        D
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     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     *If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

                           (Print or Type Responses)

                                                                      (over)

       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
         OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

     1. Title of    2. Conversion or    3. Transaction      4. Transaction
        Derivative     Exercise Price      Date (Month/        Code
        Security       of Derivative       Day/Year)           (Instr.8)
        (Instr.3)      Security                             ----------------
                                                              Code      V
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     5. Number of           6. Date Exer-              7. Title and
        Derivative             cisable and                Amount of
        Securities             Expiration                 Underlying
        Acquired(A)            Date (Month/               Securities
        or Disposed            Day/Year)                  (Instr.3 and 4)
        of (D)(Instr.
        3, 4, and 5)
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        (A)      (D)           Date      Expira-          Title    Amount or
                               Exer-     tion                      Number of
                               cisable   Date                      Shares
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     8. Price of         9. Number of        10. Ownership       11. Nature of
        Derivative          Derivative           Form of             Indirect
        Security            Securities           Derivative          Beneficial
        (Instr.5)           Beneficially         Security:           Ownership
                            Owned at End         Direct (D)          (Instr.4)
                            of Month             or Indirect
                            (Instr.4)            (I)(Instr.4)
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     EXPLANATION OF RESPONSES:

     (1) The reporting person disclaims beneficial ownership of these securities, and this rport shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.




                        by:    /s/ Bernard M. Rodin          July 8, 1999
                           ----------------------------    ------------------
                           Bernard M. Rodin                       Date



     **Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
           IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

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